Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of Patriot Coal Corporation for the registration of 11,901,729 shares of its common stock and to the inclusion therein of our report dated March 24, 2008 (except for Note 4, the date as to which is March 26, 2008), with respect to the consolidated financial statements of Magnum Coal Company for the year ended December 31, 2007.
/s/ Ernst and Young LLP
Charleston, West Virginia
May 9, 2008